CONSENT OF INDEPENDENT ENGINEERS

We hereby consent to the use of our reserves report dated February 21, 2024, included in the Annual Report on Form 40-F of Enerplus Corporation for the fiscal year ended December 31, 2023, as amended, as well as in the notes to the financial statements included therein, incorporated by reference to this Registration Statement on Form S-8 of Chord Energy Corporation, in accordance with the requirements of the Securities Act of 1933, as amended.

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Brian Hamm
______________________________
Brian Hamm, P.Eng.
President & CEO

Calgary, Alberta, Canada
September 13, 2024

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary, AB, T2P 1G1 Tel: (403) 262-5506 www.mcdan.com